Exhibit 99.1

For Immediate Release

Date: April 24, 2025

Contact:	Richard J. O’Neil, Jr.
President and Chief Executive Officer

Phone:	617-387-1110
Email:	rjoneil@everettbank.com

ECB Bancorp, Inc. Reports First Quarter Results

EVERETT, MA, April 24, 2025 - ECB Bancorp, Inc. (NASDAQ-ECBK) (the “Company”), the holding company for Everett Co-operative Bank (the “Bank”), a state-chartered co-operative bank headquartered in Everett, Massachusetts, today reported net income of $1.3 million, or $0.16 per diluted share for the quarter ended March 31, 2025 compared to $621,000, or $0.07 per diluted share, for the quarter ended March 31, 2024, an increase of $676,000, or 108.9% in net income.

Richard J. O’Neil, Jr., President and Chief Executive Officer, said, "We continue to maintain our focus on orderly and disciplined growth. The retail team has enhanced our existing relationships and attracted new customers with an expanded suite of cash management product offerings, deposit products and outstanding customer service. The efforts and success of our retail team, and the resultant deposit growth, have enabled our lending team to add quality loans supported by strong sponsors. We recently completed our initial stock repurchase program as part of our overall strategy to enhance shareholder value. Through these efforts and strong balance sheet management we have maintained our standing as a “well capitalized” institution as we execute our strategic plan."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for credit losses was $6.6 million for the quarter ended March 31, 2025, compared to $5.9 million for the quarter ended March 31, 2024, representing an increase of $745,000, or 12.6%. This increase was primarily due to increases in the average balance and yields on interest-earning assets. The resulting net interest margin expanded by five basis points to 1.89% for the quarter ended March 31, 2025 as compared to 1.84% for the quarter ended March 31, 2024. The benefit for credit losses was $10,000 for the quarter ended March 31, 2025 compared to provision expense of $147,000 for the quarter ended March 31, 2024. The combination of these items resulted in net interest and dividend income after provision for credit losses of $6.7 million for the quarter ended March 31, 2025, as compared to $5.8 million for the quarter ended March 31, 2024, or an increase of $902,000, or 15.7%.

NONINTEREST INCOME

Noninterest income was $271,000 for the quarter ended March 31, 2025, as compared to $307,000 for the quarter ended March 31, 2024, or a decrease of $36,000, or 11.7%. The decrease was primarily due to decreases in net gains on sales of loans as we did not sell any loans during the quarter ended March 31, 2025.

NONINTEREST EXPENSE

Noninterest expense was $5.2 million for the quarter ended March 31, as compared to $5.2 million for the quarter ended March 31, 2024, or a decrease of $23,000, or 0.4%.

INCOME TAXES

We recorded a provision for income tax expense of $424,000 for the quarter ended March 31, 2025, compared to a provision for income tax expense of $211,000 for the quarter ended March 31, 2024, reflecting effective tax rates of 24.6% and 25.4%, respectively.

BALANCE SHEET

Total assets were $1.45 billion at March 31, 2025, as compared to $1.42 billion at December 31, 2024, or an increase of $34.0 million, or 2.4%.

Cash and cash equivalents decreased $9.5 million, or 6.0%, to $148.1 million at March 31, 2025 from $157.6 million at December 31, 2024. The decrease in cash and cash equivalents was driven by growth in both loans and investments that in aggregate, was greater than our growth in deposits.

Investments in securities available for sale were $14.0 million at March 31, 2025, as compared to $6.6 million at December 31, 2024, or an increase of $7.4 million, or 112.5%. This increase was due to purchases of new securities.

Investments in securities held to maturity were $68.1 million at March 31, 2025, as compared to $73.2 million at December 31, 2024, or a $5.1 million, or 7.0%, decrease. This decrease was due to maturities of securities.

Total gross loans were $1.19 billion at March 31, 2025, as compared to $1.15 billion at December 31, 2024, or an increase of $41.1 million, or 3.6%.

•
Multi-family real estate loans increased $27.0 million, or 7.9%, to $371.0 million at March 31, 2025 from $344.0 million at December 31, 2024.
•
Commercial real estate loans increased $26.1 million, or 11.4%, to $255.1 million at March 31, 2025 from $229.0 million at December 31, 2024.
•
Residential real estate loans increased $11.5 million, or 2.7%, to $434.4 million at March 31, 2025, from 422.8 million at December 31, 2024.
•
Construction loans decreased $21.2 million, or 23.3%, to $69.7 million at March 31, 2025 from $90.9 million at December 31, 2024.
•
Commercial loans decreased $1.3 million, or 9.3%, to $12.6 million at March 31, 2025 from $13.8 million at December 31, 2024.
•
Home equity lines of credit decreased $1.1 million, or 2.5%, to $44.0 million at March 31, 2025, from $45.2 million at December 31, 2024.

Total deposits were $1.04 billion at March 31, 2025, as compared to $998.5 million at December 31, 2024, or an increase of $38.1 million, or 3.8%.

•
Certificates of deposit increased $31.4 million, or 5.2%, to $636.9 million at March 31, 2025 from $605.5 million at December 31, 2024.
•
Money market deposit accounts increased $19.7 million, or 10.7%, to $204.3 million at March 31, 2025 from $184.6 million at December 31, 2024.
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Demand deposit accounts decreased $5.1 million, or 6.0%, to $79.9 million at March 31, 2025 from $85.0 million at December 31, 2024.
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Savings accounts decreased $4.4 million, or 4.2%, to $98.6 million at March 31, 2025 from $102.9 million at December 31, 2024.
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Interest bearing checking accounts decreased $3.5 million, or 17.2%, to $17.0 million at March 31, 2025 from $20.5 million at December 31, 2024.

Total shareholders' equity increased $310,000, or 0.2%, to $168.6 million as of March 31, 2025 from $168.3 million as of December 31, 2024. This increase is primarily the result of earnings of $1.3 million. Partially offsetting the increase from earnings were decreases in additional paid-in capital ("APIC") and accumulated other comprehensive income ("AOCI") of $310,000 and $767,000, respectively. The decrease in APIC was driven by $672,000 in shares repurchased under our share repurchase plan, partially offset by an increase in APIC of $362,000 related to stock-based compensation and ESOP shares committed to be released. The decrease in AOCI was driven by a decrease in the fair value of cash flow hedges. Our book value per share increased by $0.13 to $18.63 at March 31, 2025 from $18.50 at December 31, 2024.

ASSET QUALITY

Asset quality remains strong. The allowance for credit losses in total and as a percentage of total loans as of March 31, 2025 was $8.8 million and 0.74%, respectively, as compared to $8.9 million and 0.78%, respectively, as of December 31, 2024. For the quarter ended March 31, 2025, the Company recorded $82,000 in net charge offs. The Company did not record any net charge offs for the quarter ended March 31, 2024. Total non-performing assets were $1.3 million, or 0.09%, of total assets as of March 31, 2025 as compared to $2.0 million, or 0.14%, of total assets as of December 31, 2024.

Company Profile

ECB Bancorp, Inc. is headquartered in Everett, Massachusetts and is the holding company for Everett Co-operative Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its three full-service branch offices located in Everett, Lynnfield, and Woburn, Massachusetts. The Company's common stock is traded on the NASDAQ Capital Market under the symbol "ECBK." For more information, visit the Company's website at www.everettbank.com.

Forward-looking statements

Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, the Company's ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

ECB Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

(unaudited)

(in thousands except share data)

	March 31, 2025	December 31, 2024

ASSETS
Cash and due from banks	$4,431	$5,828
Short-term investments	143,677	151,789
Total cash and cash equivalents	148,108	157,617
Interest-bearing time deposits	100	100
Investments in available-for-sale securities (at fair value)	13,950	6,564
Investments in held-to-maturity securities, at amortized cost (fair values of $63,355 at March 31, 2025 and $67,505 at December 31, 2024)	68,081	73,215
Loans held-for-sale	83	—
Loans, net of allowance for credit losses of $8,808 at March 31, 2025 and $8,884 at December 31, 2024	1,177,543	1,136,449
Federal Home Loan Bank stock, at cost	10,000	10,000
Premises and equipment, net	3,455	3,512
Accrued interest receivable	4,343	4,015
Deferred tax asset, net	4,920	4,914
Bank-owned life insurance	15,061	14,945
Other assets	6,547	6,822
Total assets	$1,452,191	$1,418,153

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$79,853	$84,958
Interest-bearing	956,767	913,575
Total deposits	1,036,620	998,533
Federal Home Loan Bank advances	234,000	234,000
Other liabilities	12,993	17,352
Total liabilities	1,283,613	1,249,885

Shareholders' Equity:
Preferred Stock, par value $0.01; Authorized: 1,000,000 shares; Issued and outstanding: 0 shares and 0 shares, respectively	—	—
Common Stock, par value $0.01; Authorized: 30,000,000 shares; Issued and outstanding: 9,049,790 shares and 9,095,833 shares, respectively	90	91
Additional paid-in capital	85,879	86,189
Retained earnings	89,142	87,845
Accumulated other comprehensive (loss) income	(385)	382
Unearned compensation - ESOP	(6,148)	(6,239)
Total stockholders' equity	168,578	168,268
Total liabilities and stockholders' equity	$1,452,191	$1,418,153

Book value per common share	$18.63	$18.50

Regulatory Capital Ratios (Everett Co-operative Bank)
Total capital to risk weighted assets	16.23%	16.58%
Tier 1 capital to risk weighted assets	15.25%	15.56%
Tier 1 capital to average assets	10.31%	10.47%

ECB Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(unaudited)

(in thousands except share data)

	Three months ended
	March 31,
	2025	2024
Interest and dividend income:
Interest and fees on loans	$15,142	$13,446
Interest and dividends on securities	853	764
Interest on short term investments	1,625	1,484
Interest on interest-bearing time deposits	1	—
Total interest and dividend income	17,621	15,694
Interest expense:
Interest on deposits	8,859	7,524
Interest on Federal Home Loan Bank advances	2,114	2,267
Total interest expense	10,973	9,791
Net interest and dividend income	6,648	5,903
(Benefit) provision for credit losses	(10)	147
Net interest and dividend income after (benefit) provision for credit losses	6,658	5,756
Noninterest income:
Customer service fees	140	137
Income from bank-owned life insurance	116	117
Net gain on sales of loans	—	35
Other income	15	18
Total noninterest income	271	307
Noninterest expense:
Salaries and employee benefits	3,260	3,311
Director compensation	216	209
Occupancy and equipment	281	274
Data processing	311	311
Computer software and licensing	109	85
Advertising and promotions	132	131
Professional fees	310	360
Federal Deposit Insurance Corporation deposit insurance	185	179
Other expense	404	371
Total noninterest expense	5,208	5,231
Income before income tax expense	1,721	832
Income tax expense	424	211
Net income	$1,297	$621
Share data:
Weighted average shares outstanding, basic	8,210,782	8,299,775
Weighted average shares outstanding, diluted	8,343,771	8,375,335
Basic earnings per share	$0.16	$0.07
Diluted earnings per share	$0.16	$0.07